Exhibit 3.11

STATE of DELAWARE

CERTIFICATE OF FORMATION

OF

WANGNER ITELPA I LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company formed hereby is Wangner Itelpa I LLC.

ARTICLE II

The address of the Company’s registered agent in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 1st day of December, 2004.

/s/ Michael J. Stick
Michael J. Stick
Authorized Person